Exhibit 4.3

                            TOWER SEMICONDUCTOR LTD.

                         EMPLOYEE SHARE OPTION PLAN 2004

   A PLAN UNDER SECTION 102 OF THE INCOME TAX ORDINANCE AND THE UNITED STATES
                         INTERNAL REVENUE CODE OF 1986



1.    Name and Purpose:

      1.1 This plan, as amended from time to time, shall be known as the Tower Semiconductor Limited Employee Share Option Plan 2004 (the "2004 Plan" or the "Plan").

      1.2 The purpose and intent of the Plan is to provide incentives to employees of Tower Semiconductor Ltd. (the "Company") and its wholly-owned subsidiaries (each, a "Subsidiary") by providing them with options ("Options") to purchase shares in the Company, pursuant to a plan approved by the Board of Directors of the Company (the "Board"). Options granted under this Plan to the Company's employees will be made pursuant to the provisions of Section 102 ("Section 102") of the Israeli Income Tax Ordinance (New Version), 1961 as amended from time to time and, most recently, by the Law Amending the Income Tax Ordinance (Number 132) 2002 (as amended, the "Ordinance") and the rules promulgated thereunder (the "Rules"). Options granted under this Plan to United States residents who are employees of the Company's United States Subsidiary, Tower Semiconductor USA, Inc. ("TSU") will be made pursuant to the United States Internal Revenue Code of 1986, as amended (the "Code").

2.    Section 102 Election:

            Options granted pursuant to Section 102(b) shall be granted pursuant to either (a) Section 102(b)(2) thereof as capital gains track options, pursuant to which income resulting from the sale of shares derived from such Options is taxed as a capital gain ("102 Capital Gains Track
      Options"), or (b) Section 102(b)(1) thereof as ordinary income track options, pursuant to which income resulting from the sale of shares derived from such Options is taxed as ordinary income ("102 Ordinary Income Track Options"; together with 102 Capital Gains Track Options, "102 Trustee Options"). Pursuant to the Company's election filed with the Israeli Tax Authorities to issue 102 Capital Gains Track Options under the Company's Employee Share Option Plan 2003/1, the Company may only grant 102 Capital Gains Track Options at any given time unless it elects to change such election, which may be made no earlier than January 1, 2005 and following the approval of the Board, all in accordance with the provisions of Section 102(g).

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3.    Types of Options granted under the Code:

            Options granted to US residents who are employees of TSU under the Code shall be either an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code ("ISO"), or an Option not intended to qualify as an ISO ("NSO").

4.    Scope:

            The total number of Options which can be granted under this Plan are Options to purchase up to 2,071,578 Ordinary Shares of the Company (nominal value NIS 1.00 per share), subject to adjustments as provided in
      Section 13 below.

5.    Administration:

      5.1. The Plan will be administered by the Board of Directors of the Company, taking into account the recommendations of the Compensation and Options Committee (the "Committee"), a sub-committee of the Board.

      5.2.  No  member  of  the  Board   shall  be  liable  for  any  action  or
            determination made in good faith with respect to the Plan or any Option granted hereunder.

6.    Eligible Grantees:

      6.1. Subject to the provisions of the Plan and any restriction imposed by any applicable law, Options may be granted to any employee of the Company or any Subsidiary ("Grantee"). No option award under this Plan (an "Option Award") may be granted to any person serving as a member of the Board. The grant of an Option Award to a Grantee hereunder, shall neither entitle such Grantee to participate, nor disqualify him/her from participating, in any other grant of Options pursuant to this Plan or any other share incentive or share option plan of the Company or any Subsidiary.

      6.2. Grants of ISO's shall be made only to US residents who are employees of TSU eligible to receive them under Section 422 of the Code. If
            (i) a Grantee of ISO's at the time of the Option Award owns shares representing more than 10% of the voting power of the Company or its parent or a Subsidiary, (ii) the aggregate Fair Market Value (as defined hereunder), as at the time of the grant, of the shares underlying ISOs which first become exercisable during any calendar year exceeds $100,000 (taking such Options into account in the order in which they were granted) or (iii) such Options otherwise fail to fully comply with the requirements for ISO's under the Code, such Options shall be treated as NSOs. Options designated as ISO's will be treated as NSOs if a disposition of underlying shares exercisable under the Option is made within two years from the date of the granting of the Option or within one year after the exercise of the Option.

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7.    Trustee; Required Holding Periods:

      7.1. Option Awards and/or shares in the Company which will be issued upon the exercise of the Option Awards will be held in trust by David H. Schapiro Legal Services (the "Trustee") in accordance with Section 102 and the regulations, rules, orders or procedures promulgated thereunder with respect to Israeli residents, and with respect to non-Israeli residents, the Trustee shall hold such Options, and any shares issued upon the exercise of any of such Options, in trust pursuant to the Company's instructions from time to time and according to all applicable laws.

      7.2. 102 Trustee Options and any shares received following exercise of 102 Trustee Options shall be held by the Trustee for the requisite period prescribed by the Ordinance and the Rules, or such other period as may be required or unless otherwise permitted by the Israeli Income Tax Authorities (the "Required Holding Period").

      7.3. The Trustee and each Grantee shall comply with the applicable laws and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee.

      7.4. In the event that the Company issues securities as bonus shares (ioeau aeaa) on shares which derive from 102 Trustee Options, such bonus shares shall also be subject to the provisions of this Section and the Required Holding Period for such bonus shares shall be measured from the commencement of the Required Holding Period for the 102 Trustee Option from which the bonus shares were issued.

      7.5. The Trustee shall not use the voting rights vested in such shares issuable upon exercise of Options, unless the Trustee believes, after consulting with the Committee and the Grantees who hold a majority of the issued Options, that the said rights should be exercised for the protection of the Grantees as a minority among the Company's shareholders.

      7.6. The Company shall be entitled to replace the Trustee with another appointee from time to time and shall notify the Grantees of such replacement.

8.    Reserved Shares:

      8.1 The Company has reserved 2,071,578 authorized but unissued Ordinary Shares (nominal value NIS 1.00 per share) for purposes of the Plan, subject to adjustments as provided in Section 13 below. If any Options granted under the Plan terminate, expire or otherwise cease to exist, they shall again be available for grant through Option Awards under the Plan or under any other incentive plan that the Company may adopt.

      8.2 The Company will maintain a sufficient quantity of Ordinary Shares, NIS 1.00 nominal value, in its registered capital to ensure the execution of the exercise right hereunder, and if necessary it will cause its registered capital to be increased.

9.    Option Awards:

      9.1. Option Awards may be granted as of the Effective Date (as defined hereunder), provided that Option Awards to the Company's employees may be granted as of the Effective Date and 30 (thirty) days from the filing of this Plan with the Israeli Income Tax Authorities in accordance with applicable law. The date of grant of each Option Award shall be the date of the Option Award letter issued to the Grantee (the "Date of Grant").

      9.2. The instrument granting the Option Award shall state, inter alia, the number of shares covered thereby, the dates when it may be exercised, the option price and such other terms and conditions as the Committee at its discretion may prescribe, provided that they are consistent with this Plan and with applicable laws.

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      9.3.  The Options  hereunder  will not be listed in any stock exchange and are not transferable (except to the Grantee's legal heirs or estate).

      9.4. The Grantee shall have no right to vote or receive dividends (subject to Section 13.1) or any other rights of a shareholder prior to its exercise of the Options and until the issuance of the stock certificate evidencing such shares.

10.   Options' Exercise Prices:

            The purchase price in $US of each share will be the closing sales price of the Company's shares as reported by NASDAQ or the principal national securities exchange upon which the Company's shares are listed or traded for the last market trading day (the "Fair Market Value") prior to the Date of Grant.

11.   Vesting and Exercise of Option Award:

      11.1. Option Awards shall become exercisable (vest) pursuant to the terms under which they were awarded, subject to the terms and conditions of this Plan: one-quarter (1/4) of the Options granted in each Option Award shall vest and become exercisable 12 months after the Date of Grant, one-quarter (1/4) of the Options granted in each Option Award shall vest and become exercisable 24 months after the Date of Grant, one-quarter (1/4) of the Options granted in each Option Award shall vest and become exercisable 36 months after the Date of Grant, and one-quarter (1/4) of the Options granted in each Option Award shall vest and become exercisable 48 months after the Date of Grant, subject to the Grantee's continuing to be an Employee on such dates. Each option will be exercisable into one Ordinary Share.

      11.2. The consideration to be paid for the shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Company and may consist entirely of (1) cash, (2) check, or (3) cashless in case of same day sale. The procedure for exercise of the Options shall be published in the Company's website. The Company may change the procedures for exercise of the Options at its discretion, by giving notice thereof to the Grantees.

      11.3. Anything herein to the contrary notwithstanding, if any Option Award, or any part thereof, has not been exercised within ten (10) years after the Date of Grant (or any shorter period set forth in the instrument granting such Option Award), such Option Award, or such part thereof, shall terminate, and all interests and rights of the Grantee in and to the Option Award or such part thereof shall expire.

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12.   Termination of Employment; Termination of Right to Exercise:

      12.1. Subject to the provisions of paragraph 12.2 and 12.3 hereof, unless determined otherwise by the Board of Directors if a Grantee should cease to be employed by the Company for any reason, all of the Grantee's rights which have vested and are exercisable in respect of all Option Awards granted to the Grantee under the Plan, and which are not exercised within sixty (60) days after the date of termination of the employee-employer relationship, shall terminate upon the expiration of such sixty-day period. Options which are unvested at the time of termination of the Grantee's employment with the Company will become void and unexercisable at the time of such termination.

      12.2. Notwithstanding paragraph 12.1, in the event the employment of a Grantee is terminated by the Company under circumstances that entitle the Company (1) not to pay severance pay, or to pay only part of the severance pay, pursuant to the provisions of the Severance Pay Law, 5723-1963, or (2) to terminate the Grantee for Cause as such term is defined in such Grantee's employment agreement, vested Options shall lapse and become void and unexercisable on the last day of the Grantee's employment with the Company or on such date as set forth in the Grantee's employment agreement.

      12.3. Anything herein to the contrary notwithstanding, if a Grantee should die, or become unable to continue to be employed by the Company by reason of becoming incapacitated while in the employ of the Company due to an accident, illness or other cause approved by the Committee, or if a Grantee should retire at the legal retirement age, vested Options can be exercised by the Grantee or the Grantee's estate or legal representative, as the case may be, within one (1) year after the Grantee's last day of employment with the Company.
            Thereafter, such Options shall lapse and become void and unexercisable. In the case of an ISO, if such disability is not a "disability" as such term is defined in Section 22(e)(3) of the Code, such ISO shall be treated for tax purposes as an NSO as of three months and one day from the date of such termination.



13.   Adjustments:

      13.1. In the event that the Company shall issue any of its Ordinary Shares or other securities as bonus shares (ioeau aeaa) upon or with respect to any shares which shall at the time be subject to a right of purchase by a Grantee hereunder, each Grantee upon exercising such right shall be entitled to receive (for the purchase price payable upon such exercise), the shares as to which he is exercising such right and, in addition thereto (at no additional cost), such number of shares of the class or classes in which such bonus shares (stock dividend) were declared, as the Grantee would have received had he been the holder of the shares as to which he is exercising his right at all times between the date of the granting of such right and the date of its exercise. No fractional shares will be issued under this Section. All resulting fractional shares may be aggregated and sold by the Company, who will be entitled to the proceeds of the sale thereof.

      13.2. If securities of any kind are offered to the Company's shareholders by means of a rights offering, the exercise price of the Options will not be adjusted but the number of shares into which the Options are exercisable ("Underlying Shares") will be increased to take into account the element of economic benefit of the rights issue ("i0eea aaeaa"), as such element is calculated by the Tel-Aviv Stock Exchange (the "TASE") in accordance with its rules.

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      13.3. If the Company  consolidates its Ordinary  Shares,  NIS 1.00 nominal value, into shares having a larger nominal value, or if it splits them into a larger number of shares having a lesser nominal value, then the number of Underlying Shares that is allotted due to the Options' exercise will be decreased or increased, as the case may be, after such an action.

      13.4. In the event that the Company is a party to any agreement or arrangement for exchanging shares (such as a merger or reorganization) (hereinafter, the "Exchange Transaction"), in which the holders of the Company's ordinary shares are offered the opportunity to exchange their shares for the securities of any other corporation, the Company will cause such other corporation to allot such securities as were offered to its ordinary shareholders as aforesaid to any Grantee who exercises his/her options during the exercise period and subject to the exercise conditions, as if that Grantee was the holder of the Underlying Shares on the determining date for purposes of the said Exchange Transaction.

      13.5. Voluntary Liquidation: In the event of a decision to voluntarily liquidate the Company, each Grantee will be deemed to have used his exercise right immediately prior to the decision having been taken, without having to pay the exercise price. In this event, the Grantee will be entitled to a payment which is equal to the amount that he would receive in liquidation if he were a holder of Underlying Shares immediately prior to the decision to liquidate, less the exercise price.

      13.6. In any event in which the execution of an adjustment is actually required as detailed in this Section 13, the Committee is authorized to implement the actual adjustment and to execute the required calculations, all subject to the principles in this Section 13.

14.   Continuance of Employment:

            Neither the Plan nor the Option Award letter shall impose any obligation on the Company or a Subsidiary, to continue any Grantee in its employ or as a member of its Board of Directors, and nothing in the Plan or in any Option Award pursuant thereto shall confer upon any Grantee any right to continue in the employ or as a member of the Board of Directors of the Company or a Subsidiary, or restrict the right of the Company or a Subsidiary, to terminate such employment or position as a member of its Board of Directors at any time.

15.   Governing Law:

      15.1. The Plan and all instruments issued hereunder in connection with Options granted pursuant to the provisions of Section 102, shall be governed by, and interpreted in accordance with, the laws of the State of Israel.

      15.2. The Plan and all instruments issued hereunder in connection with Options granted pursuant to the provisions of the Code, shall be governed by, and interpreted in accordance with, the laws of the State of California.

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16.   Application of Funds:

            The proceeds received by the Company from the sale of shares pursuant to Option Awards granted under the Plan will be used for general corporate purposes of the Company or any Subsidiary.

17.   Tax Consequences:

      17.1. Any tax consequences arising from the grant or exercise of any Option Award, from the payment for shares covered thereby or from any other event or act (of the Company or the Grantee) hereunder, and commissions and other expenses relating thereto shall be borne solely by the Grantee. Furthermore, the Grantee shall agree to indemnify the Company and/or any of its Subsidiaries and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee. The Company and/or any of its Subsidiaries and/or the Trustee may withhold any taxes, expenses and commissions from the exercise of the Options and/or the sale of the underlying shares.

      17.2. The Grantee will confirm in writing that he/she (1) understands that the Options are granted pursuant to a Plan under Section 102, (2) is aware which taxation track applies to the Options and (3) will undertake that he/she will not exercise the Options prior to the end of the Required Holding Period unless otherwise permitted.

18.   Amendment and Termination of the Plan

            The Plan shall become effective upon its adoption by the Company's shareholders (the "Effective Date"), and the Company may issue Options under this Plan until the date that is ten (10) years from the Effective Date. The Board may, at any time and from time to time, terminate, alter, adjust or amend the Plan in any respect, except that if at any time the approval of the shareholders of the Company is required, the Board may not effect such modification or amendment without such approval.